For Immediate Release:

Contact: Margaret Miller Republic Airways Holdings Tel. (317) 246-2628

Republic Airways Holdings Announces Fourth Quarter and Calendar Year 2011 Financial Results

- Frontier Airlines reports 11.0% increase in total unit revenues

Indianapolis, Indiana (February 29, 2012) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) reported operating revenues of $697.8 million for the quarter ended December 31, 2011, an increase of 7.4%, compared to $649.8 million for the same period last year.  The increase in revenues is primarily due to an 11.0% increase in Frontier Airlines’ unit revenues.

During the quarter, the Company recorded an impairment charge of $191.1 million to reduce the carrying value of certain assets, mainly its 42 owned 37-50 seat aircraft. The Company also recorded non-cash charges of approximately $24.1 million related to the expected return of four leased A319 aircraft in 2012 and approximately $9.0 million related to the renegotiation of its E190 purchase order and the expected return of certain leased Embraer aircraft in 2012.

Therefore, on a GAAP basis, the Company reported a net loss of $123.5 million, or $2.55 per diluted share, for the quarter ended December 31, 2011, compared to a net loss of $1.3 million, or $0.03 per diluted share, for the same period last year. On an ex-item basis, the Company is reporting net income of $17.0 million, or $0.34 per diluted share, compared to an ex-item net income of $7.4 million, or $0.18 per diluted share, for the three month periods ended December 31, 2011 and 2010, respectively.

“We are very pleased with our fourth quarter results, especially in light of significant fuel price headwinds on our branded operations,” said Bryan Bedford, Chairman and CEO of Republic Airways Holdings. “Our restructuring efforts during 2011 coupled with strong unit revenue growth at Frontier enabled us to produce significantly improved ex-item results this quarter, in spite of more than $35 million of increased fuel costs.”

The following tables present the reconciliation of results on a GAAP basis to the reported ex-item results for the three months ended December 31, 2011 and 2010:

	Three months ended Dec. 31, 2011
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$(139.4)	$(37.1)	$(22.6)	$(199.1)	$(123.5)
Adjustments:
Integration and fleet transition expenses [1]	1.2	40.1	-	41.3	25.7
Non-recurring impairment	160.0	8.3	22.8	191.1	118.5
Fuel mark-to-market hedge adjustments	-	(3.5)	-	(3.5)	(2.2)
Gain on sale of assets	-	-	(2.4)	(2.4)	(1.5)
Ex-item income (loss)	$21.8	$7.8	$(2.2)	$27.4	$17.0
[1] Includes $6.0 million of expenses associated with the successful Frontier restructuring effort and $2.2 million of other integration expenses

	Three months ended Dec. 31, 2010
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$22.1	$(26.3)	$1.2	$(3.0)	$(1.3)
Year-end tax adjustment					(0.5)
Adjustments:
Integration and aircraft return expenses	-	17.0	-	17.0	10.4
Fuel mark-to-market hedge adjustments	-	(1.9)	-	(1.9)	(1.2)
Ex-item income (loss)	$22.1	$(11.2)	$1.2	$12.1	$7.4

Fixed-fee Segment Summary

Excluding fuel reimbursement from our partners, fixed-fee service revenues increased 2.8% compared to the prior year’s fourth quarter on a 2.6% increase in block hours. Ex-item income before taxes for the fixed-fee operations was $21.8 million for the quarter compared to a pre-tax income of $22.1 million for the fourth quarter of 2010. Cost per Available Seat Mile (CASM), including interest expense but excluding fuel and the impairment charge, increased to 8.29¢ for the fourth quarter of 2011, from 7.78¢ for the same quarter of 2010, primarily as a result of significantly higher maintenance expenses and an increase in the unit cost of labor and benefits.

In September 2011, the Company began a program to install first-class seating on 58 E170/E175 aircraft operating on behalf of US Airways. During the program, operations for US Airways were significantly reduced to allow for the fleet configuration changes. The program was completed in October, and we are now operating a full schedule on behalf of US Airways with 20 dual-class, 69-seat E170 aircraft and 38 dual-class, 80-seat E175 aircraft.

As of December 31, 2011 the Company operated 56 aircraft with 44-50 seats and 126 aircraft with 69-80 seats under our fixed-fee commercial agreements. Two 50-seat aircraft that were supporting our fixed-fee agreements as spares during the peak summer months were reallocated to charter operations during the fourth quarter.

Branded Segment Summary

The Company’s branded business segment includes all operations flown as Frontier Airlines and Frontier Express. Total branded revenues increased 8.9% to $422.4 million for the quarter, compared to $387.9 million for the same period in 2010. Capacity on Frontier, as measured by ASMs, was down 1.9% from the prior year’s fourth quarter. Load factor for the fourth quarter was a record 86.8%, an increase of 5.6 points from the fourth quarter of 2010. Total revenue per ASM (TRASM) was 11.90¢, up 11.0% from the same quarter in 2010. For the quarter ended December 31, 2011, our branded business posted ex-item pre-tax income of $7.8 million compared to a loss of $11.2 million for the quarter ended December 31, 2010.

The operating unit cost for branded operations, excluding fuel and impairments, was 7.93¢ for the quarter. However, excluding integration and fleet transition expenses of $40.1 million, or 1.13¢ per ASM, the unit cost was 6.80¢ for the fourth quarter of 2011.

Fuel costs for branded operations were $164.4 million for the quarter. The fuel cost per gallon, including into-plane taxes and fees, increased 27.3% to $3.22 for the fourth quarter of 2011 compared to $2.53 for the prior year’s fourth quarter. The fourth quarter 2011 result includes a gain on fuel hedges of $3.5 million, or $0.07 per gallon. The Company realized gains of $1.5 million, or $0.03 per gallon for hedges that were settled during the quarter. The Company currently does not have any hedge positions for 2012.

2

Other Segment Summary

The Company’s Other business segment includes revenues from aircraft subleases, license fees on airport slots and expenses associated with those activities, as well as any unassigned aircraft expenses. The Company reported ex-item pre-tax loss of $2.2 million in the fourth quarter compared to a pre-tax income of $1.2 million for the fourth quarter of 2010.

During the fourth quarter, the Company sold airport slots for a total of $47.5 million and recorded a gain on the sale of approximately $2.4 million, which is reflected in the Other segment.

As of December 31, 2011, the Company has a total of 25 aircraft included in its Other segment which are not reflected as operating aircraft in the branded or fixed-fee operating highlights tables in this release. This includes 11 E145 aircraft which are being subleased offshore, eleven 37-50 seat aircraft that are being utilized for charter operations or are temporarily parked, and two Q400 aircraft and one E170 aircraft that are temporarily parked. During the quarter the Company incurred approximately $2.7 million of expenses in its Other segment for aircraft that are temporarily parked. The Company is attempting to sell, place into fixed-fee service, or otherwise sublease aircraft that are excess to its projected operating needs.

Full Year 2011 Highlights

For the full year 2011, the Company reported revenues of $2.86 billion compared to $2.65 billion for 2010. On a GAAP basis, the Company reported a net loss for 2011 of $151.8 million, or $3.14 per diluted share compared to a net loss of $13.8 million, or $0.38 per diluted share for the full year 2010.

The Company reported significant items for 2011 and 2010. The tables below outline those items and reconcile the Company’s GAAP results to the reported ex-items results for each year:

	Twelve months ended Dec. 31, 2011
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$(89.4)	$(135.5)	$(17.5)	$(242.4)	$(151.8)
Adjustments:
Integration and fleet transition expenses	4.4	48.6	-	53.0	33.2
Non-recurring impairment	160.0	8.3	22.8	191.1	119.7
Fuel mark-to-market hedge adjustments	-	(3.8)	-	(3.8)	(2.3)
Gain on sale of assets	-	-	(2.4)	(2.4)	(1.5)
Severe storm/hailstorm impact	2.0	12.0	-	14.0	8.8
Ex-item income (loss)	$77.0	$(70.4)	$2.9	$9.5	$6.0

	Twelve months ended Dec. 31, 2010
	Pre-tax by Segment				After-tax
($ in millions)	Fixed-fee	Branded	Other	Consolidated	Consolidated
GAAP income (loss)	$77.3	$(99.4)	$0.6	$(21.5)	$(13.8)
Year-end tax adjustment					(0.5)
Adjustments:
Integration and aircraft return expenses	2.2	54.2	-	56.4	34.4
Other impairment charges	-	11.5	-	11.5	7.0
Fuel excise tax and mark-to-market hedge adjustments	2.6	3.6	-	6.2	3.8
Severe storm impact	2.0	5.5	-	7.5	4.6
Reduction of Midwest lease obligation	-	(5.2)	-	(5.2)	(3.2)
Ex-item income (loss)	$84.1	$(29.8)	$0.6	$54.9	$32.3

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Excluding items reported during the year, the Company is reporting net income of $6.0 million, or approximately $0.12 per diluted share compared to an ex-item result of $32.3 million for 2010, or $0.90 per diluted share.

Fixed-fee Segment

Excluding fuel reimbursement from our partners, fixed-fee service revenues increased $13.8 million, or 1.4% for the full year 2011 due to a 1.5% increase in block hours. Income before taxes, ex-items, was $77.0 million for the full year 2011 compared to an ex-item result of $84.1 million for the full year 2010. The decrease in ex-item pre-tax income was mainly due to increased maintenance expenses on the Company’s 50-seat regional jets.

Branded Segment

Total revenues for the year for Frontier were $1.76 billion, up 10.0% from the 2010 result of $1.60 billion on 1.1% fewer ASMs. Load factor was a record 85.8% for the year, up more than three points from the 2010 result and TRASM was 11.74¢, up more than 11% from the 2010 result. Excluding items, Frontier reported a pre-tax loss of $70.4 million in 2011 compared to a pre-tax loss of $29.8 million in 2010.

Frontier fuel costs were approximately $718 million for the year, up 31%, or approximately $170 million from the 2010 level, on 8.1% fewer block hours. The fuel cost per gallon, including into-plane taxes and fees was $3.25 for the year, up 35.4% from the 2010 level of $2.40.

Other Segment

The Company’s Other business segment includes revenues from aircraft subleases, slot rentals and expenses associated with those activities. The Company reported an ex-item pre-tax profit of $2.9 million for the year for this segment.

Fleet

The Company’s total operational fleet increased from September 30, 2011 by two aircraft to 281 aircraft as of December 31, 2011. The Company purchased two E190 aircraft and leased one A320 aircraft during the fourth quarter of 2011. These aircraft were placed into branded operations during the quarter. The Company also sold one Q400 aircraft in the fourth quarter of 2011.

Balance Sheet and Liquidity

The Company’s total cash balance decreased $59.6 million to $370.7 million as of December 31, 2011 compared to December 31, 2010. Restricted cash increased $12.3 million, to $151.4 million from December 31, 2010. The Company’s unrestricted cash balance decreased $71.9 million, to $219.3 million, from December 31, 2010. A condensed cash flow statement for the years ended December 31, 2011 and 2010 has been provided in the tables section of this release.

The Company’s debt decreased to $2.36 billion as of December 31, 2011 compared to $2.58 billion at December 31, 2010. As of December 31, 2011, approximately 85% of the total debt is fixed-rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 6.0% discount factor, the present value of these lease obligations was approximately $1.20 billion as of December 31, 2011. A condensed balance sheet as of December 31, 2011 and 2010 has been provided in the tables section of this release.

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Corporate Information

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.”  The airlines offer scheduled passenger service on nearly 1,500 flights daily to 133 cities in 42 states, the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines.  The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express.  The airlines currently employ approximately 10,000 aviation professionals and operate 267 aircraft. For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-362-4666, and for international calls please dial 617-567-5313; the password is 27010260.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

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REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2011	2010	Change	2011	2010	Change
OPERATING REVENUES
Fixed-fee service	$270.1	$257.5	4.9%	$1,079.0	$1,030.3	4.7%
Passenger service	402.8	370.8	8.6%	1,694.5	1,541.3	9.9%
Cargo and other	24.8	21.5	15.3%	91.0	82.1	10.8%
Total operating revenues	697.8	649.8	7.4%	2,864.5	2,653.7	7.9%

OPERATING EXPENSES
Wages and benefits	134.8	126.0	7.0%	560.6	549.9	1.9%
Aircraft fuel	187.7	158.3	18.6%	821.1	616.9	33.1%
Landing fees and airport rents	41.7	41.3	1.0%	167.7	170.7	-1.8%
Aircraft and engine rent	57.7	58.3	-1.0%	251.5	240.6	4.5%
Maintenance and repair	68.5	65.7	4.3%	297.2	255.8	16.2%
Insurance and taxes	9.7	12.0	-19.2%	42.1	45.5	-7.5%
Depreciation and amortization	48.6	51.4	-5.4%	200.2	204.5	-2.1%
Promotion and sales	27.8	31.4	-11.5%	133.6	134.8	-0.9%
Other impairment charges	191.1	-	nm	191.1	11.5	nm
Other	96.2	68.6	40.2%	305.0	290.1	5.1%
Total operating expenses	863.8	613.0	40.9%	2,970.1	2,520.3	17.8%
OPERATING INCOME (LOSS)	(166.0)	36.8	nm	(105.6)	133.4	nm

OTHER INCOME (EXPENSE)
Interest expense	(33.2)	(35.9)	-7.5%	(137.3)	(151.7)	-9.5%
Other - net	0.1	(3.9)	nm	0.5	(3.2)	nm
Total other expense	(33.1)	(39.8)	-16.8%	(136.8)	(154.9)	-11.7%

INCOME (LOSS) BEFORE INCOME TAXES	(199.1)	(3.0)	nm	(242.4)	(21.5)	nm

INCOME TAX EXPENSE (BENEFIT)	(75.6)	(1.7)	nm	(90.6)	(7.7)	nm

NET INCOME (LOSS)	$(123.5)	$(1.3)	nm	$(151.8)	$(13.8)	nm
PER SHARE, BASIC	$(2.55)	$(0.03)	nm	$(3.14)	$(0.38)	nm
PER SHARE, DILUTED	$(2.55)	$(0.03)	nm	$(3.14)	$(0.38)	nm
Weighted average common shares
Basic	48.4	41.0	18.0%	48.2	36.0	33.9%
Diluted	48.4	41.0	18.0%	48.2	36.0	33.9%

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REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	Dec. 31,	Dec. 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$219.3	$291.2
Restricted cash	151.4	139.1
Receivables, net of allowance for doubtful accounts of $0.6 and $1.2, respectively	89.0	73.9
Inventories, net	101.8	94.6
Prepaid expenses and other current assets	64.2	56.4
Assets held for sale	33.0	43.5
Deferred income taxes	35.3	27.1
Total current assets	694.0	725.8
Aircraft and other equipment, net	2,808.7	3,173.5
Maintenance deposits	146.0	147.2
Other intangible assets, net	86.5	143.2
Other assets	166.5	159.0
Total assets	$3,901.7	$4,348.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$284.6	$269.0
Accounts payable	43.9	43.8
Air traffic liability	179.5	174.9
Accrued frequent flyer revenue	68.2	51.0
Accrued liabilities	258.8	246.6
Total current liabilities	835.0	785.3
Long-term debt, less current portion	2,074.5	2,308.7
Deferred frequent flyer revenue	68.1	102.3
Deferred credits and other non-current liabilities	110.4	108.1
Deferred income taxes	353.2	434.7
Total liabilities	3,441.2	3,739.1
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; one vote per share; 150,000,000 shares authorized; 58,097,574 and 58,062,574 shares issued and 48,412,516 and 48,173,058 shares outstanding, respectively	-	-
Additional paid-in-capital	409.4	405.4
Treasury stock, 9,333,266 shares, at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(4.0)	(2.7)
Accumulated earnings	236.9	388.7
Total stockholders' equity	460.5	609.6
Total liabilities and stockholders' equity	$3,901.7	$4,348.7

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REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2011	2010

NET CASH FROM OPERATING ACTIVITIES	$131.5	$256.5
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(105.9)	(58.7)
Proceeds from sale of aircraft and other assets	142.3	77.4
Aircraft deposits, net	(10.4)	(28.8)
Other, net	(2.4)	12.6
NET CASH FROM INVESTING ACTIVITIES	$23.6	$2.5
FINANCING ACTIVITIES:
Payments on debt	(208.5)	(214.4)
Proceeds from debt issuance	70.7	49.3
Payments on early extinguishment of debt	(88.0)	(60.0)
Proceeds from common stock offering, net	-	101.9
Other, net	(1.2)	(2.1)
NET CASH FROM FINANCING ACTIVITIES	$(227.0)	$(125.3)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	$(71.9)	$133.7
CASH AND CASH EQUIVALENTS, Beginning of period	$291.2	$157.5
CASH AND CASH EQUIVALENTS, End of period	$219.3	$291.2
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR INTEREST AND INCOME TAXES
Interest paid	$127.5	$138.3
Income taxes paid	(0.5)	(0.5)
NON-CASH INVESTING AND FINANCING ACTIVITIES
Aircraft, inventories, and other equipment purchased through financing arrangements from manufacturer	$-	$5.4
Engines received and not yet paid	5.0	9.9
Reduction of convertible debt	-	2.7

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REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
Operating Highlights – Fixed-fee	2011	2010	Change	2011	2010	Change
Fixed-fee service revenues, excluding fuel (millions) [1]	$246.8	$240.1	2.8%	$976.5	$962.7	1.4%
Passengers carried	4,077,594	4,312,179	-5.4%	16,418,567	17,355,097	-5.4%
Revenue passenger miles (thousands)	1,980,655	2,093,851	-5.4%	8,062,206	8,572,623	-6.0%
Available seat miles (thousands)	2,742,309	2,801,991	-2.1%	11,191,105	11,348,280	-1.4%
Passenger load factor	72.2%	74.7%	-2.5 pts	72.0%	75.5%	-3.5 pts
Total cost per available seat mile, including interest expense (cents) [2]	9.14	8.40	8.8%	9.02	8.40	7.4%
Operating cost per available seat mile, including interest and excluding fuel expense (cents) [2]	8.29	7.78	6.6%	8.10	7.80	3.8%
Operating aircraft at period end: [5]
44-50 seats	56	65	-13.8%	56	65	-13.8%
69-80 seats	126	112	12.5%	126	112	12.5%
Block hours	150,851	147,052	2.6%	601,499	592,821	1.5%
Departures	88,051	88,756	-0.8%	350,279	354,631	-1.2%
Average daily utilization of each scheduled aircraft (hours)	9.8	9.8	-	10.0	9.9	1.0%
Average stage length	475	474	0.2%	491	480	2.3%
Average seat density	66	67	-1.5%	65	67	-3.0%

Operating Highlights – Branded
Total revenues (millions)	$422.4	$387.9	8.9%	$1,765.4	$1,604.5	10.0%
Passengers carried	3,565,787	3,436,759	3.8%	14,937,983	14,603,935	2.3%
Revenue passenger miles (thousands)	3,080,937	2,938,208	4.9%	12,899,243	12,571,202	2.6%
Available seat miles (thousands)	3,549,709	3,617,389	-1.9%	15,036,619	15,198,973	-1.1%
Passenger load factor	86.8%	81.2%	5.6 pts	85.8%	82.7%	3.1 pts
Total revenue per available seat mile (cents)	11.90	10.72	11.0%	11.74	10.56	11.2%
Passenger revenue per ASM (cents)	11.35	10.25	10.7%	11.27	10.14	11.1%
Cost per available seat mile (cents) [3,4]	12.57	11.09	13.3%	12.39	10.93	13.4%
Fuel cost per available seat mile (cents) [3]	4.63	3.90	18.8%	4.78	3.61	32.4%
Cost per available seat mile, excluding fuel expense (cents) [4]	7.93	7.19	10.4%	7.60	7.32	3.8%
Gallons consumed	51,008,603	55,587,923	-8.2%	220,824,996	228,196,721	-3.2%
Average cost per gallon [3]	$3.22	$2.53	27.3%	$3.25	$2.40	35.4%
Operating aircraft at period end:
37-50 seats	6	13	-53.8%	6	13	-53.8%
70-99 seats	21	35	-40.0%	21	35	-40.0%
120+ seats	60	50	20.0%	60	50	20.0%
Block hours	77,453	88,167	-12.2%	349,300	380,050	-8.1%
Departures	36,389	42,592	-14.6%	167,223	183,185	-8.7%
Average daily utilization of each scheduled aircraft (hours)	10.1	10.5	-3.5%	10.6	10.9	-2.8%
Average stage length	835	829	0.7%	831	827	0.5%
Average seat density	117	102	14.7%	108	100	8.0%

1 Fixed fee service revenues exclude cargo and other revenues.

2 Costs (in all periods) include operating and interest expenses and exclude impairments and other expenses not attributable to the fixed-fee segment.

3 Includes mark-to-market fuel hedge benefit of $3.5 million and $1.9 million for the three months ended December, 2011 and 2010 and fuel hedge benefit of $3.8 million and expense of $3.6 million for the twelve months ended December 31, 2011 and 2010, respectively.

4 Costs (in all periods) include operating expenses and exclude impairments and other expenses not attributable to the branded segment.

5 During 2011, we reconfigured our US Airways EJET aircraft from 76 and 86 seat single class configurations to 69 and 80 seat dual class configurations

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